Exhibit 10.15
                                                      September 5, 1995


Mr. Joseph Cutrona
President
Corporate Travel Link, Inc.
P.O. Box 2440
Newark, New Jersey 07114

Dear Mr. Cutrona:

     This is to confirm our Agreement whereby Corporate Travel Link, Inc. (hereby to known as the "Company") has requested Loeb Partners Corporation ("LOEB") to render services to it and LOEB has agreed to render such services on the terms and conditions set forth herein:

     1. The Company hereby retains LOEB for the three (3) year period commencing on the date hereof to render consulting advice to the Company as its exclusive investment banker relating to financial and similar matters. During the term of this Agreement, LOEB will provide the Company with such regular and customary consulting advice as is reasonably requested by the Company. It is understood and acknowledged by the parties that the value of LOEB's advice is not measurable in any quantitative manner and LOEB shall be obligated to render advice upon the request of the Company in good faith, but shall not be obligated to spend any specific amount of time in doing so.

     2. As full compensation for the services to be rendered by LOEB pursuant to Paragraphs 1 and 3 hereof, the Company shall pay LOEB a retainer of $36,000 per annum, payable monthly in installments of $3,000 each, in advance, on the first day of every month for the duration of this Agreement. In addition, the Company shall reimburse LOEB for any and all reasonable out-of- pocket expenses incurred by it on the Company's behalf with the Company's approval and upon the presentation by LOEB of supporting documentation.

     3. LOEB will, upon the request of the Company, consult with the Company's management and provide recommendations concerning financial and related matters, including:
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             A.       Changes in the capitalization of the Company;

             B.       Changes in the Company's corporate structure;

             C.       Redistribution of shareholdings of the Company's stock;

             D.       Offerings of securities to the public;

             E.       Sales of securities in private transactions;

             F.       Alternative uses of corporate assets;

             G.       Structure and use of debt.

     4. If LOEB assists the Company in the private sale or distribution of securities, LOEB will be paid at the closing of such a transaction a cash commission of five percent (5%) of the gross amount raised plus reimbursement of all related expenses. In addition, LOEB shall receive warrants to purchase securities in the Company equal to five percent (5%) of the securities sold through such transaction and at the price paid by the purchasers, for a period of five years commencing from the closing of the transaction.

   5. LOEB agrees to furnish advice to the Company in connection with the acquisition of and/or merger with other companies, joint ventures with any third parties and any other financing (other than the private or public sale of the Company's securities for cash or any ordinary commercial bank loan or line of credit) including without limitation, the sale of the Company itself (or any significant percentage, subsidiaries or affiliates thereof).

     In the event that such transaction occur during the term of this Agreement which result from, or are caused by, introductions made by LOEB, or if LOEB, at the request of the Company, performs services (other that the regular and customary consulting advice described in paragraph 1) on a transaction which it has not so introduced, the Company shall pay fees to LOEB as follows:
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



                  -0-               -       $1,000,000        -        Minimum fee $50,000

         $1,000,000                 -       $3,000,000        -        $50,000 plus 5% of legal
                                                                       consideration in excess of
                                                                       $1,000,000

         $3,000,000                 -       $5,000,000        -        $150,000 plus 3% of legal
                                                                       consideration in excess of
                                                                       $3,000,000

         Over $5,000,000                                      -        $210,000 plus 1% of legal
                                                                       consideration in excess of
                                                                       $5,000,000

     Legal consideration is defined, for the purpose of this Agreement, as the total of stock (valued at market on the day of closing, or if there is no public market, valued as set forth herein for other property) cash and assets and property or other benefits exchanged by the Company as consideration (all valued at fair market value as agreed or, if not, by any independent appraiser), irrespective of period of payment or terms.

     6. The Company may request that LOEB provide services outside the normal scope of this Agreement. The fees to be paid for such services shall be agreed upon separately at the time of such request.

     7. All fees where applicable under this Agreement are due and payable to LOEB in cash at the closing of any transaction. In the event that this Agreement shall not be renewed for a period of twelve (12) months or if terminated for any reason notwithstanding any such renewal or termination, LOEB shall be entitled to a full fee for any transaction contemplated by Paragraphs 4 and 5 hereof commenced during such period and closed within a period of twelve (12) months after non-renewal or termination.

     8. Use of the LOEB name in annual reports or any other reports of the Company or releases by the Company shall have the prior written approval of LOEB.

     9. LOEB shall have the right of first refusal on any future private or public financing for a period of 5 years from the commencement date of this Agreement.

     If the foregoing correctly sets forth the understanding between LOEB and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below at which time this letter shall become a binding contract.

                                              Loeb Partners Corporation


                                         By:      ______________________
                                                    Warren D. Bagatelle
                                                      Managing Director


ACCEPTED & AGREED:

Corporate Travel Link, Inc.


By:_____________________
      Joseph Cutrona, President